EXHIBIT 21
                                SUBSIDIARIES

The Registrant has one wholly-owned subsidiary: SEA, Inc., a Delaware
Corporation.

The Registrant has a 97.5% owned subsidiary - Narrowband Network Systems, Inc., a Washington Corporation, and a 60% owned subsidiary - Datamarine International Australia PTY, LTD, a New South Wales, Australia Corporation.